EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS
 AND ANNOUNCES A WATER ACQUISITION

York, Pennsylvania, November 3, 2016:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2016.

President Hines reported that third quarter 2016 operating revenues of $12,601,000 increased $233,000 and net income of $3,571,000 increased $51,000 compared to the third quarter of 2015.  Earnings per share of $0.27 for the three-month period decreased $0.01 compared to the same period last year due to an increase in the number of shares outstanding.

President Hines also reported that operating revenues for the first nine months of 2016 of $35,699,000 increased $227,000, due to the addition of nearly 1,000 new customers and higher service revenues. Net income of $8,904,000 decreased by $69,000 compared to the first nine months of 2015 despite the increase in revenue primarily due to higher depreciation expense and higher income taxes due to reduced maintenance and repair tax deductions.  Other operating expenses were consistent or lower for the first nine months of 2016 compared to the same period in 2015.  Earnings per share for the nine-month period were $0.69 in 2016 and $0.70 in 2015.

During the first nine months of 2016, the Company invested $8.3 million in construction expenditures for further upgrades to water treatment facilities and information technology, as well as various replacements of infrastructure and other routine items.  In addition, the Company invested $29,000 in the acquisition of water facilities.  The Company estimates it will invest an additional $4 million in 2016, excluding acquisitions, for expansion and improvements to its pipes, service lines, water and wastewater treatment facilities, an additional untreated water pumping station and force main, and various replacements and upgrades to other infrastructure to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2016	2015	2016	2015
Operating Revenues	$12,601	$12,368	$35,699	$35,472
Net Income	$3,571	$3,520	$8,904	$8,973
Average Number of Common Shares Outstanding	12,868	12,835	12,847	12,844
Basic Earnings Per Common Share	$0.27	$0.28	$0.69	$0.70
Dividends Declared Per Common Share	$0.1555	$0.1495	$0.4665	$0.4485

On August 8, 2016, the Company signed an agreement to purchase the water assets of Stockham's Village Mobile Home Park in Adams County, Pennsylvania.  Completion of this acquisition is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 80 new customers through an interconnection with its current distribution system in the first quarter of 2017.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.
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